                                                                     EXHIBIT 8.1




                                              August 25, 1999




AK Steel Holding Corporation
703 Curtis Street
Middletown, Ohio  45043

Ladies & Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Armco Inc. (the "Company"), an Ohio corporation, with and into AK Steel Corporation (the "Operating Company"), a Delaware corporation and a direct wholly owned subsidiary of AK Steel Holding Corporation ("Parent"), a Delaware corporation.

          In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of May 20, 1999 (the "Merger Agreement"), among Parent, the Operating Company and the Company, the Proxy Statement (the "Proxy Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") and the Registration Statement on Form S-4, as filed by Parent with the SEC on August 25, 1999, in which the Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company.

          Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement, (3) the accuracy of the representations made by Parent and the Operating Company which are set forth in the certificate delivered to us by Parent, dated the date hereof, and the representations made by the Company which are set forth in the certificate delivered to us by the Company, dated the date hereof, and (4) that any representations made in such certificates "to the best knowledge of " or like import are accurate without such qualification.

AK Steel Holding Corporation
August 25, 1999
Page 2



          Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Weil, Gotshal & Manges LLP